Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com
FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER AND
FULL-YEAR 2016 RESULTS; UPDATES DIVIDEND POLICY

PLYMOUTH, MN, February 7, 2017 - The Mosaic Company (NYSE: MOS) today reported fourth quarter 2016 net earnings of $12 million, down from $155 million in the fourth quarter of 2015. Earnings per diluted share were $0.03, which included a negative $0.23 impact from notable items. Mosaic’s net sales in the fourth quarter of 2016 were $1.9 billion, down from $2.2 billion last year, with lower prices more than offsetting higher phosphate volumes. Operating earnings during the quarter were $74 million, down from $204 million a year ago, driven by lower phosphate and potash prices, partially offset by lower phosphate raw materials costs and effective cost management.
The Company announced a reduction in its targeted annual dividend to $0.60 per share, effective with the next declaration.
“Our fourth quarter results reflect strong market demand for potash and phosphates driven by improving market sentiment, as well as benefits from significant operational improvements,” said Joc O’Rourke, President and Chief Executive Officer. “Our cash production costs in Potash and our fourth quarter SG&A were at the lowest level in almost a decade.
“While we are confident the market bottom is behind us, the pace of improvement is expected to be gradual. As a reflection of our commitment to investors to maintain a strong financial position, we have reduced our annual dividend payout to $0.60 per share.”
Business Highlights - Fourth Quarter 2016:

•	Potash MOP cash production costs were $56 per tonne, down 28 percent from the prior year quarter. MOP cash production costs plus cash brine management expenses totaled $74 per tonne.*

•	Phosphate conversion costs were $85 per tonne, down 15 percent from the same quarter in 2015.

•	Selling, General and Administrative (“SG&A”) expenses were $75 million, down 21 percent from the prior year quarter.

•	Capital expenditures were $209 million, down 30 percent from the prior year quarter.
Cash flow provided by operating activities in the fourth quarter of 2016 was $321 million compared to $302 million in the prior year. Capital expenditures plus investments in the Ma’aden Wa’ad Al Shamal Phosphate Company (“MWSPC”) totaled $209 million in the quarter. Mosaic’s total cash and cash equivalents were $673 million and long-term debt was $3.8 billion as of December 31, 2016.
Full-Year 2016 Results (unaudited)
“Mosaic’s focus on cost and capital controls is reflected in fourth quarter and full year results,” said Rich Mack, Mosaic’s Executive Vice President and Chief Financial Officer. “While we are optimistic heading into 2017, we are taking prudent steps to preserve our balance sheet to ensure Mosaic is well positioned to benefit from the gradual improvements we expect in both potash and phosphate markets.”
For the twelve months ended December 31, 2016, net income was $298 million, or $0.85 per diluted share, compared to $1.0 billion, or $2.78 per diluted share in 2015. Notable items negatively impacted full year 2016 earnings per diluted share by $0.03. Net sales were $7.2 billion, down from $8.9 billion a year ago. Full-year operating earnings were $319 million, down from $1.3 billion last year, as lower operating expenses were more than offset by lower sales volumes and prices in potash and lower phosphate prices.
Full-year selling, general and administrative (SG&A) expenses were $304 million compared to $361 million in 2015. Net cash provided by operating activities was $1.3 billion and capital expenditures, including investments in MWSPC were $1.1 billion, resulting in free cash flow of approximately $200 million, before dividends.
Phosphates

Phosphates Results	4Q 2016 Actual	4Q 2016 Guidance
Average DAP Selling Price	$317	$300 to $330
Sales Volume	2.5 million tonnes	2.1 to 2.4 million tonnes
Phosphate Production	84% of operational capacity	Around 85% of operational capacity

“Our Phosphates business performance improved in December, with prices beginning to increase,” O’Rourke said. “The challenging market environment in 2016 accelerated the industry’s restructuring, especially in China, which has helped stabilize producer margins. For 2017, we expect another record year for global phosphate shipments, more balanced market dynamics and improved profitability in our Phosphates business.”
Net sales in the Phosphates segment were $896 million for the fourth quarter, down from $1.0 billion last year, with lower finished product prices partially offset by higher sales volumes. Gross margin was $84 million, or nine percent of net sales, compared to $121 million, or 12 percent of net sales, for the same period a year ago. The year-over-year change in gross margin rate primarily reflects lower finished product selling prices, partially offset by lower realized ammonia and sulfur costs, a higher operating rate and a higher proportion of premium product sales.
The fourth quarter average DAP selling price, FOB plant, was $317 per tonne, compared to $410 per tonne a year ago. Phosphates segment total sales volumes were 2.5 million tonnes, up from 2.2 million tonnes last year.
Mosaic’s North American finished phosphate production was 2.5 million tonnes, or 84 percent of operational capacity, compared to 2.2 million tonnes, or 76 percent a year ago.
Potash

Potash Results	4Q 2016 Actual	4Q 2016 Guidance
Average MOP Selling Price	$169	$160 to $175
Sales Volume	2.0 million tonnes	1.9 to 2.1 million tonnes
Potash Production	82% of operational capacity	Around 75% of operational capacity
“Mosaic’s actions to optimize our potash production by closing high-cost facilities and aggressively managing costs are delivering results,” O’Rourke said. “Fourth quarter total cash costs in Canada were $74 per tonne including brine management costs, the lowest since 2007. The actions we’ve taken to transform our business, combined with improving potash supply and demand dynamics, bode well for our business in 2017 and beyond. Longer term, we expect the completion of the K3 project will position Mosaic’s as the lowest cost Canadian potash producer.”
Net sales in the Potash segment totaled $407 million for the fourth quarter, down from $572 million last year, driven by lower average realized prices. Gross margin was $66 million, or 16 percent of net sales, compared to $155 million, or 27 percent of net sales a year ago. The year-over-year decrease in gross margin was primarily driven by lower selling prices, partially offset by significantly lower costs of production.

The fourth quarter average MOP selling price, FOB plant, was $169 per tonne, down from $254 per tonne a year ago. The Potash segment’s total sales volumes for the fourth quarter were 2.0 million tonnes, up from 1.9 million tonnes a year ago.
Potash production was 2.1 million tonnes, or 82 percent of operational capacity, up from 1.9 million tonnes, or 70 percent of operational capacity a year ago, reflecting both the temporary closure of Colonsay and Mosaic’s active Canpotex proving run at Belle Plaine.
International Distribution (ID)

ID Results	4Q 2016 Actual	4Q 2016 Guidance
Sales Volume	1.9 million tonnes	1.7 to 1.9 million tonnes
Gross Margin per Tonne	$31 per tonne	Around $20 per tonne
“Mosaic’s international distribution businesses in Brazil, India and China delivered outstanding results, capitalizing on improving agricultural dynamics and generating a meaningful improvement in profitability,” O’Rourke said. “During the quarter, we sold over 20 percent more phosphates to Brazil through our own channel, highlighting the successful execution of our strategy and the timely acquisition of ADM’s fertilizer distribution business. We expect momentum to continue in 2017, with both expected market growth and additional capacity of our premium MicroEssentials® products.”
Net sales in the International Distribution segment were $684 million for the fourth quarter, up from $605 million last year, driven by higher sales volumes, partially offset by lower average selling prices. Gross margin was $59 million, or nine percent of net sales, compared to $38 million, or six percent of net sales for the same period a year ago. The year-over-year improvement in gross margin rate is driven by inventory positioning, higher mix of premium products, as well as lower operating costs.
The fourth quarter average selling price was $354 per tonne, compared to $407 per tonne a year ago. International Distribution segment total sales volumes were 1.9 million tonnes, up from 1.5 million tonnes last year.
Other
SG&A expenses were $75 million for the fourth quarter, down from $95 million last year, reflecting Mosaic’s on-going expense management initiatives.
The effective tax rate in the quarter was negative. The provision for income taxes in the fourth quarter included an $11 million benefit related to the reduction in the full-year effective tax rate.

Financial Guidance
“Mosaic made several bold strategic moves during the bottom part of the commodity cycle,” O’Rourke said. “We reduced our cost profile beginning in 2013, lowered capital expenditures and acted to meaningfully grow the business just as the market conditions began to improve. We will continue to look for additional opportunities to create sustainable long-term value for all of our stakeholders.”
Total sales volumes for the Phosphates segment are expected to range from 2.0 to 2.3 million tonnes for the first quarter of 2017, compared to 2.2 million tonnes last year. Mosaic’s realized DAP price, FOB plant, is estimated to range from $315 to $335 per tonne for the first quarter of 2017. The segment gross margin rate in the first quarter is estimated to be in the upper single digits, and the operating rate is expected to be in the upper 70 percent range.
Total sales volumes for the Potash segment are expected to range from 2.15 to 2.3 million tonnes for the first quarter of 2017, compared to 1.5 million tonnes last year. Mosaic’s realized MOP price, FOB plant, is estimated to range from $165 to $180 per tonne. Mosaic’s gross margin rate in the segment is expected to be approximately 20 percent. The operating rate is expected to be in the high 80 percent range. Operating rate guidance reflects lower operational capacity at the Colonsay mine.
Total sales volumes for the International Distribution segment are expected to range from 1.2 to 1.5 million tonnes for the first quarter of 2017, compared to 1.3 million tonnes last year. The segment gross margin per tonne is estimated to be approximately $20 per tonne.
For the calendar 2017, Mosaic estimates:

•	SG&A expenses to range from $295 to $310 million.

•	Canadian resource taxes and royalties to range from $85 to $135 million.

•	Brine management costs to range from $160 to $180 million.

•	The effective tax rate to be in the upper teens.

•	Capital expenditures in the range of $0.9 to $1.1 billion and equity investments in MWSPC of approximately $300 million.

•	Phosphates sales volumes in the range of 9 to 10 million tonnes.

•	Potash sales volumes in the range of 7.5 to 8.5 million tonnes.

•	International Distribution sales volumes in the range of 6 to 7 million tonnes.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, February 7, 2017, at 9:00 a.m. EST to discuss fourth quarter and full-year 2016 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our proposed acquisition of the global phosphate and potash operations of Vale S.A. (“Vale”) conducted through Vale Fertilizantes S.A. (the “Transaction”) and the anticipated benefits and synergies of the proposed Transaction, other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the possibility that the closing of the proposed Transaction may be delayed or may not occur, including delays or risks arising from any inability to obtain governmental approvals of the Transaction on the proposed terms and schedule, any inability of Vale to achieve certain other specified regulatory and operational milestones or to successfully complete the transfer of the Cubatão business to Vale and its affiliates in a timely manner, and the ability to satisfy any of the other closing conditions; our ability to secure financing, or financing on satisfactory terms and in amounts sufficient to fund the cash portion of the purchase price without the need for additional funds from other liquidity sources; difficulties with realization of the benefits of the proposed Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, the ability of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC) to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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*Potash cash production costs shown approximate costs capitalized on the balance sheet.

For the three months ended December 31, 2016, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.23:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction (loss) gain	Consolidated	Foreign currency transaction (loss) gain	$(30)	$(2)	$(0.09)
Unrealized gain (loss) on derivatives	Corporate & Other	Cost of goods sold	(4)	—	(0.01)
Water loss expense	Phosphates	Other operating expenses	(10)	(1)	(0.03)
ARO adjustment	Phosphates	Other operating expenses	(21)	(2)	(0.07)
Depletion adjustment	Phosphates	Cost of goods sold	9	1	0.03
Pension de-risking	Consolidated	Other operating expenses	(6)	—	(0.02)
Costs related to purchase of Vale Fertilizantes Business	Corporate & Other	Other operating expenses	(4)	—	(0.01)
Gain on sale of equity investment	Phosphates	Other expense	7	1	0.02
Realized loss on RCRA Trust securities	Phosphates	Other expense	(10)	(1)	(0.03)
Discrete tax items	Consolidated	Benefit from income taxes	—	(7)	(0.02)
Total Notable Items			$(69)	$(11)	$(0.23)
For the three months ended December 31, 2015, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.16:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction (loss) gain	Consolidated	Foreign currency transaction (loss) gain	$(41)	$5	$(0.10)
Unrealized gain (loss) on derivatives	Corporate & Other	Cost of goods sold	1	—	—
ARO adjustment	Potash	Other operating expenses	(6)	1	(0.02)
ARO adjustment	Phosphates	Other operating expenses	(26)	3	(0.06)
Discrete tax items	Consolidated	Benefit from income taxes	—	6	0.02
Total Notable Items			$(72)	$15	$(0.16)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net sales	$1,862.0	$2,163.2	$7,162.8	$8,895.3
Cost of goods sold	1,656.0	1,807.7	6,352.8	7,177.4
Gross margin	206.0	355.5	810.0	1,717.9
Selling, general and administrative expenses	74.6	94.9	304.2	361.2
Other operating expenses	57.8	56.3	186.8	77.9
Operating earnings	73.6	204.3	319.0	1,278.8
Interest (expense), net	(27.2)	(18.8)	(112.4)	(97.8)
Foreign currency transaction gain (loss)	(30.1)	(41.1)	40.1	(60.5)
Other expense	(4.6)	(2.7)	(4.3)	(17.2)
Earnings from consolidated companies before income taxes	11.7	141.7	242.4	1,103.3
(Benefit from) provision for income taxes	(5.5)	(14.3)	(74.2)	99.1
Earnings from consolidated companies	17.2	156.0	316.6	1,004.2
Equity in net earnings (loss) of nonconsolidated companies	(2.6)	(0.5)	(15.4)	(2.4)
Net earnings including noncontrolling interests	14.6	155.5	301.2	1,001.8
Less: Net earnings attributable to noncontrolling interests	2.6	0.5	3.4	1.4
Net earnings attributable to Mosaic	$12.0	$155.0	$297.8	$1,000.4
Diluted net earnings per share attributable to Mosaic	$0.03	$0.44	$0.85	$2.78
Diluted weighted average number of shares outstanding	351.6	354.3	351.7	360.3

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$673.1	$1,276.3
Receivables, net	627.8	675.0
Inventories	1,391.1	1,563.5
Other current assets	365.7	628.6
Total current assets	3,057.7	4,143.4
Property, plant and equipment, net	9,198.5	8,721.0
Investments in nonconsolidated companies	1,063.1	980.5
Goodwill	1,630.9	1,595.3
Deferred income taxes	836.4	691.9
Other assets	1,054.1	1,257.4
Total assets	$16,840.7	$17,389.5
Liabilities and Equity
Current liabilities:
Short-term debt	$0.1	$25.5
Current maturities of long-term debt	38.8	41.7
Structured accounts payable arrangements	128.8	481.7
Accounts payable	471.8	520.6
Accrued liabilities	837.3	977.5
Total current liabilities	1,476.8	2,047.0
Long-term debt, less current maturities	3,779.3	3,769.5
Deferred income taxes	1,009.2	977.4
Other noncurrent liabilities	952.9	1,030.6
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of December 31, 2016 and 2015	—	—
Class A common stock, $0.01 par value, none authorized, issued and outstanding as of December 31, 2016, 194,203,987 shares authorized, none issued and outstanding as of December 31, 2015	—	—
Class B common stock, $0.01 par value, none authorized, issued, and outstanding as of December 31, 2016, 87,008,602 shares authorized, none issued and outstanding as of December 31, 2015	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 388,187,398 shares issued and 350,238,549 shares outstanding as of December 31, 2016, 387,697,547 shares issued and 352,515,256 shares outstanding as of December 31, 2015	3.5	3.5
Capital in excess of par value	29.9	6.4
Retained earnings	10,863.4	11,014.8
Accumulated other comprehensive income	(1,312.2)	(1,492.9)
Total Mosaic stockholders’ equity	9,584.6	9,531.8
Non-controlling interests	37.9	33.2
Total equity	9,622.5	9,565.0
Total liabilities and equity	$16,840.7	$17,389.5

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Cash Flows from Operating Activities:
Net cash provided by operating activities	$321.2	$302.3	$1,266.1	$1,807.6
Cash Flows from Investing Activities:
Capital expenditures	(209.4)	(298.1)	(843.1)	(1,000.3)
Purchases of available-for-sale securities - restricted	(925.0)	—	(1,659.4)	—
Proceeds from sale of available-for-sale securities - restricted	890.4	—	1,029.3	—
Restricted cash	229.0	7.1	816.5	(637.0)
Proceeds from adjustment to acquisition of business	—	—	—	47.9
Investments in nonconsolidated companies	—	(102.1)	(244.0)	(227.1)
Investments in affiliate	(39.0)	—	(169.0)	—
Return of investment from nonconsolidated companies	—	—	—	54.4
Other	16.9	(6.4)	20.2	13.7
Net cash (used in) investing activities	(37.1)	(399.5)	(1,049.5)	(1,748.4)
Cash Flows from Financing Activities:
Payments of short-term debt	(87.6)	(70.2)	(421.3)	(367.2)
Proceeds from issuance of short-term debt	35.1	77.2	397.0	379.7
Payments of structured accounts payable arrangements	(188.5)	(83.1)	(792.2)	(395.7)
Proceeds from structured accounts payable arrangements	92.3	288.8	433.6	635.2
Payments of long-term debt	(726.1)	(1.2)	(769.1)	(59.6)
Proceeds from issuance of long-term debt	720.0	(1.2)	720.0	4.7
Repurchases of stock	—	(0.1)	(75.0)	(709.5)
Cash dividends paid	(96.3)	(96.9)	(385.1)	(384.7)
Other	(3.4)	6.7	3.5	3.7
Net cash provided by (used in) financing activities	(254.5)	120.0	(888.6)	(893.4)
Effect of exchange rate changes on cash	(10.0)	(31.4)	68.8	(264.1)
Net change in cash and cash equivalents	19.6	(8.6)	(603.2)	(1,098.3)
Cash and cash equivalents - beginning of period	653.5	1,284.9	1,276.3	2,374.6
Cash and cash equivalents - end of period	$673.1	$1,276.3	$673.1	$1,276.3

Earnings Per Share Calculation

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net earnings attributed to Mosaic	$12.0	$155.0	$297.8	$1,000.4
Basic weighted average number of shares outstanding	350.2	352.5	350.4	358.5
Dilutive impact of share-based awards	1.4	1.8	1.3	1.8
Diluted weighted average number of shares outstanding	351.6	354.3	351.7	360.3
Basic net earnings per share	$0.03	$0.44	$0.85	$2.79
Diluted net earnings per share	$0.03	$0.44	$0.85	$2.78

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